FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358 Media: Jamie Lacey, 301-398-4035 http://www.medimmune.com

MEDIMMUNE CLOSES SALE OF $1.15 BILLION CONVERTIBLE SENIOR NOTES

GAITHERSBURG, MD, June 28, 2006 — MedImmune, Inc. (Nasdaq: MEDI) today announced the closing of its sale of $575 million principal amount of 1.375% Convertible Senior Notes due 2011 and $575 million principal amount of 1.625% Convertible Senior Notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of Convertible Senior Notes sold reflects the full exercise by the initial purchasers of their option to purchase additional Convertible Senior Notes to cover over-allotments.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities offered have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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